Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2017, except for Note 1, as to which the date is March 12, 2019, with respect to the consolidated financial statements included in the Annual Report of The KeyW Holding Corporation on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements of The KeyW Holding Corporation on Form S-3 (File No. 333-215115) and on Forms S-8 (File No. 333-207568, File No. 333-185718, and File No. 333-170194).

/s/ Grant Thornton LLP

Baltimore, Maryland
March 12, 2019